Exhibit 99

January 26, 2005

HELMERICH & PAYNE, INC. ANNOUNCES FIRST QUARTER RESULTS

     Helmerich & Payne, Inc. reported net income of $39,310,000 ($0.77 per diluted share) from operating revenues of $174,679,000 for its first fiscal quarter ended December 31, 2004, compared with net income of $6,588,000 ($0.13 per diluted share) from operating revenues of $134,273,000 during last year’s first fiscal quarter ended December 31, 2003.

     Included in this year’s net income are gains from the sale of portfolio securities of $16,060,000 ($0.31 per share), primarily from the sale of 1,000,000 shares of Atwood Oceanics, Inc. Also included in net income is approximately $5,500,000 ($0.11 per share) income from the sale of two drilling rigs. Last year’s first quarter net income included $3,057,000 ($.06 per share) of gains from the sale of portfolio securities.

     This year’s first quarter operating income for the Company’s drilling operations was up significantly from last year’s first quarter and from last year’s fourth quarter, exclusive of the $51.5 million asset impairment charge. The increase was primarily due to improvements in U.S. land rig dayrates and cash margins, which resulted in U.S. land rig operating income reaching its highest quarterly level since the peak of the 2001 up cycle. This year’s first quarter average U.S. land rig revenues and cash margins were up by $926 and $1,340 per day, respectively, over last year’s fourth quarter. Cash margins for this year’s first quarter averaged $5,563 per rig day, compared with $3,414 per rig day during last year’s first quarter, and $4,223 per rig day during last year’s fourth quarter. U.S. land rig utilization was 92% for both this year’s first quarter and last year’s fourth quarter, an increase from 81% utilization recorded during last year’s first quarter.

     U. S. offshore platform rig operating income for this year’s first quarter was relatively flat from last year’s first quarter and from last year’s fourth quarter (when adjusted for the $51.5 million asset impairment charge). U.S. offshore platform rig utilization was 56% during this year’s first quarter, 42% during last year’s first quarter, and 54% during last year’s fourth quarter.

     International operating income was $6,197,000 for this year’s first quarter, up substantially from last year’s first quarter operating profit of $3,640,000 and up 20% from last year’s fourth quarter operating profit of $5,185,000. Rig activity as measured in total quarterly revenue days has increased by about 16% over the past six months. This year’s first quarter international land rig utilization was 71%, compared with 53% during the first quarter last year, and 57% during last year’s fourth quarter.

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January 26, 2005
News Release

     Company President and C.E.O., Hans Helmerich commented, “We are very encouraged by the improved profit recorded this quarter as tightening U.S. rig supply has translated into meaningful dayrate and margin increases. We believe these conditions in the U.S. will continue and that international rig activity will likely improve if crude oil and natural gas prices remain within recent price ranges.”

Financial Presentation

     Beginning with this quarter, there is a new presentation of the Company’s Statement of Operations. Income and expense derived from transactions not related to operating activities are now recorded separately under other income (expense). The most notable change involves revenue and expense from the sale of equipment and other assets, which are no longer included in total operating revenues, segment operating results, or operating statistics such as average revenue, expense or margin per rig day. Additionally, investment income is no longer included in total revenue, but listed under other income. Prior year balances have been reclassified to conform to the current presentation. To view this new presentation for the past twelve quarters, you may go to the Company’s website at http://www.hpinc.com under Investors/Segment Income.

     Helmerich & Payne, Inc. (HP/NYSE) is a contract drilling company that owns 90 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, 26 rigs located in South America, and one rig in Hungary, for a total of 128 rigs. Included in the total fleet of 128 rigs are 50 H&P-designed and operated FlexRigs.

     Helmerich & Payne, Inc.’s conference call/webcast is scheduled for this morning and can be accessed at http://www.hpinc.com under Investor Relations and will begin at 11:00 a.m. ET (10:00 a.m. CT). If you are unable to participate during the live webcast, the call will be archived for a year on H&P’s website indicated above.

     The information to be disclosed in the conference call and webcast shall include forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by H&P in its Form 10-K filed with the Securities and Exchange Commission on December 13, 2004. As a result of these factors, H&P’s actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact: Doug Fears
(918) 588-5208

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News Release
January 26, 2005

HELMERICH & PAYNE, INC.
Unaudited
(in thousands, except per share data)

	Three Months Ended
	September 30	December 31
CONSOLIDATED STATEMENTS OF OPERATIONS	2004	2004	2004
Operating revenues:
Drilling – U.S. Land	$100,055	$109,188	$74,933
Drilling – U.S. Offshore	23,601	20,356	20,702
Drilling – International	38,029	42,471	35,961
Real Estate	2,383	2,664	2,677

	164,068	174,679	134,273

Operating costs and expenses:
Operating costs	113,423	111,252	93,781
Depreciation	24,821	23,262	22,268
Asset impairment	51,516	—	—
General and administrative	9,254	9,246	9,102

	199,014	143,760	125,151

Operating income (loss)	(34,946)	30,919	9,122
Other income (expense):
Interest and dividend income	476	961	645
Interest expense	(3,247)	(3,309)	(3,222)
Gain on sale of investment securities	13,442	26,349	4,904
Income from asset sales	3,639	10,816	881
Other	66	(2)	9

	14,376	34,815	3,217

Income (loss) before income taxes and equity in income (loss) of affiliates	(20,570)	65,734	12,339
Income tax provision (benefit)	(7,772)	27,130	5,131
Equity in income (loss) of affiliates net of income taxes	174	706	(620)

NET INCOME (LOSS)	$(12,624)	$39,310	$6,588

Earnings (loss) per common share:
Basic	$(0.25)	$0.78	$0.13
Diluted	$(0.25)	$0.77	$0.13
Average common shares outstanding:
Basic	50,426	50,543	50,154
Diluted	50,426	51,256	50,667

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News Release
January 26, 2005

HELMERICH & PAYNE, INC.
Unaudited
(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	12/31/04	9/30/04
ASSETS
Cash and cash equivalents	$177,524	$65,296
Other current assets	174,715	180,590

Total current assets	352,239	245,886

Investments	145,341	161,532
Net property, plant, and equipment	970,443	998,674
Other assets	743	752

TOTAL ASSETS	$1,468,766	$1,406,844

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$58,342	$59,903
Total noncurrent liabilities	254,581	232,831
Long-term notes payable	200,000	200,000
Total shareholders’ equity	955,843	914,110

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,468,766	$1,406,844

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News Release
January 26, 2005

HELMERICH & PAYNE, INC.
Unaudited
(in thousands)

	Three Months Ended
	December 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2004	2003
OPERATING ACTIVITIES:
Net income	$39,310	$6,588
Depreciation	23,262	22,268
Changes in assets and liabilities	9,409	1,280
Gain on sale of assets	(37,165)	(4,090)
Non-monetary investment gain	—	(1,564)
Other	(1,140)	1,254

Net cash provided by operating activities	33,676	25,736

INVESTING ACTIVITIES:
Capital expenditures	(9,370)	(29,746)
Proceeds from sale of assets	87,553	4,757

Net cash provided by (used in) investing activities	78,183	(24,989)

FINANCING ACTIVITIES:
Dividends paid	(4,166)	(4,015)
Proceeds from exercise of stock options	4,535	576

Net cash provided by (used in) financing activities	369	(3,439)

Net increase (decrease) in cash and cash equivalents	112,228	(2,692)
Cash and cash equivalents, beginning of period	65,296	38,189

Cash and cash equivalents, end of period	$177,524	$35,497

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News Release
January 26, 2005

SEGMENT REPORTING	Three Months Ended
	September 30,	December 31,
	2004	2004	2003
	(in thousands except days and per day amounts)
US LAND OPERATIONS
Revenues	$100,055	$109,188	$74,933
Direct operating expenses	68,960	66,978	53,490
General and administrative expense	2,142	1,866	1,925
Depreciation	15,097	14,756	13,063

Operating income	$13,856	$25,588	$6,455
Activity days	7,363	7,588	6,280
Average rig revenue per day	$12,437	$13,363	$11,255
Average rig expense per day	$8,214	$7,800	$7,841
Average rig margin per day	$4,223	$5,563	$3,414
Rig utilization	92%	92%	81%
US OFFSHORE OPERATIONS
Revenues	$23,601	$20,356	$20,702
Direct operating expenses	15,653	12,847	12,722
General and administrative expense	968	834	729
Depreciation	3,004	2,507	3,039
Asset impairment	51,516	—	—

Operating income (loss)*	$(47,540)	$4,168	$4,212
Activity days	601	563	460
Average rig revenue per day	$27,777	$25,793	$32,570
Average rig expense per day	$17,377	$14,251	$17,584
Average rig margin per day	$10,400	$11,542	$14,986
Rig utilization	54%	56%	42%

*NOTE: The following is a reconciliation of operating income (loss) for the offshore platform segment for the fourth quarter of 2004, which is provided to assist with quarterly comparisons.

Operating loss	$(47,540)
Impairment charge	51,516

Operating income as adjusted	$3,976

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News Release
January 26, 2005

SEGMENT REPORTING	Three Months Ended
	September 30,	December 31,
	2004	2004	2003
	(in thousands except days and per day amounts)
INTERNATIONAL OPERATIONS
Revenues	$38,029	$42,471	$35,961
Direct operating expenses	27,050	30,855	26,672
General and administrative expense	527	653	628
Depreciation	5,267	4,766	5,021

Operating income	$5,185	$6,197	$3,640
Activity days	1,692	1,823	1,534
Average rig revenue per day	$18,746	$19,208	$19,089
Average rig expense per day	$12,739	$13,346	$13,399
Average rig margin per day	$6,007	$5,862	$5,690
Rig utilization	57%	71%	53%

Per day calculations for international operations exclude gains and losses from translation of foreign currency transactions.

Operating statistics exclude the effects of offshore platform and international management contracts, and do not include reimbursement of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

	Three Months Ended
	September 30,	December 31,
	2004	2004	2003
US Land Operations	$8,478	$7,789	$4,252
US Offshore Operations	$1,680	$1,471	$1,601
International Operations	$2,481	$3,099	$3,261
REAL ESTATE
Revenues	$2,383	$2,664	$2,677
Direct operating expenses	1,760	1,027	897
Depreciation	589	562	524

Operating income	$34	$1,075	$1,256

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News Release
January 26, 2005

The following table reconciles operating income (loss) per the information above to income (loss) before income taxes and equity in income (loss) of affiliates as reported on the Consolidated Statements of Operations (in thousands).

	Three Months Ended
	September 30,	December 31,
	2004	2004	2003
Operating income (loss)
US Land	$13,856	$25,588	$6,455
US Offshore	(47,540)	4,168	4,212
International	5,185	6,197	3,640
Real Estate	34	1,075	1,256

Segment operating income (loss)	$(28,465)	$37,028	$15,563
Corporate general & administrative	(5,617)	(5,893)	(5,820)
Other depreciation	(864)	(671)	(621)
Inter-segment elimination	—	455	—

Operating income (loss)	$(34,946)	$30,919	$9,122
Other income (expense):
Interest and dividend income	476	961	645
Interest expense	(3,247)	(3,309)	(3,222)
Gain on sale of investment securities	13,442	26,349	4,904
Income from asset sales	3,639	10,816	881
Other	66	(2)	9

Total other income (expense)	14,376	34,815	3,217

Income (loss) before income taxes and equity in income (loss) of affiliates	$(20,570)	$65,734	$12,339

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